Exhibit 10.63

Performance Bonus Agreement

This Performance Bonus Agreement is made this 16th day of December, 2004 by and between Cornerstone Realty Income Trust, Inc. (“Cornerstone”) and David L. Carneal (the “Executive”).

RECITALS

A.	The Executive serves as the Chief Operating Officer of Cornerstone and has provided valuable services to Cornerstone throughout 2004.

B.	In recognition of the valuable services provided to Cornerstone by the Executive during the year 2004, Cornerstone’s Chief Executive Officer has recommended to the Compensation Committee of Cornerstone that the Executive receive a year-end performance bonus of $95,000.

C.	The Compensation Committee of Cornerstone has agreed that Cornerstone shall pay to the Executive a year-end performance bonus of $95,000, subject, however, to the terms and conditions set forth in this Agreement.

Now therefore, the undersigned do hereby agree as follows:

1.	Year-End Performance Bonus. Upon full execution of this Agreement by the parties, and subject to the conditions of Section 2 of this Agreement, the Executive shall be entitled to receive from Cornerstone a year-end performance bonus of $95,000 (the “Year-End Performance Bonus”), to be paid by December 31, 2004. It is expressly understood and agreed that this bonus is in recognition of the services and performance of the Executive rendered to Cornerstone during the year 2004 and is in recognition of the efforts of the Executive during such year and the benefits accruing to Cornerstone and its economic performance during that year.

2.

Responsibility for Certain Taxes. Notwithstanding anything to the contrary contained in that certain Change in Control Agreement dated October 17, 2004 between Cornerstone and the Executive (the “Change in Control Agreement”), or any other agreement, written or oral, express or implied, in the event the Year-End Performance Bonus becomes subject to any excise tax under Section 4999 of the Internal Revenue Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes, collectively “Excise Taxes”), Cornerstone shall not pay to the Executive a Gross-up Payment (as that term is defined in Section 5.1 of the Change in Control Agreement) for the Excise Taxes on the Year-End Performance Bonus. In the alternative Cornerstone shall reduce the Gross-up Payment otherwise payable under the Change in Control Agreement by an amount attributable solely to the Year-End Performance Bonus. This Agreement in no way

affects Cornerstone’s obligation to pay to the Executive a Gross-up Payment on any other benefit received or deemed received by the Executive from Cornerstone or otherwise that is subject to Excise Tax, including but not limited to the amounts payable pursuant to Section 4.1 of the Change in Control Agreement, which may include factoring in the Year-End Performance Bonus for purposes of the benefits payable under Section 4.1(a) thereof.

3.	Miscellaneous Provisions. The Executive’s rights under this Agreement may not be assigned or transferred in whole or in part, except that the personal representative of the Executive’s estate will receive any amounts payable under this Agreement after the death of the Executive. This Agreement shall be enforceable against the Executive and any legal representative or successor to the Executive. To the extent not governed by federal law, this Agreement shall be construed in accordance with and in all respects governed by the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and the writing is executed by the Executive and Cornerstone.

IN WITNESS WHEREOF, Cornerstone and the Executive have executed this Agreement as of the date first above written.

CORNERSTONE REALTY INCOME TRUST, INC.

By:	/s/ Glade M. Knight
Glade M. Knight
Chief Executive Officer

/s/ David L. Carneal
David L. Carneal